EXHIBIT 4.1

RELEVANT PORTIONS

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EASYLINK SERVICES INTERNATIONAL CORPORATION

*              *              *

FOURTH:

I.              Capital Stock Reverse Stock Split.

(1)           The aggregate number of shares which the Corporation shall have authority to issue is Fifty One Million (51,000,000) shares, consisting of (i) Forty Million (40,000,000) shares of Class A Common Stock, $.01 par value per share; (ii) Two Million (2, 000,000) shares of Class B Common Stock, $.01 par value per share; (iii) Two Million (2,000,000) shares of Class E-1 Common Stock, $.01 par value per share; (iv) Two Million (2,000,000) shares of Class E-2 Common Stock, $.01 par value per share; and (v) Five Million (5,000,000) shares of preferred stock, $.01 par value per share.

(2)           As of the Consent Effective Date (“Reverse Split Date”), each five (5) shares of Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock then issued and outstanding was, without any further action on the part of the Corporation or any stockholder, automatically changed and reclassified into one share of Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock, as the case may be, and from and after the Reverse Split Date each certificate which theretofore represented any five (5) shares of the then issued and outstanding Class A Common Stock, Class B Common Stock, Class E-1 Common Stock or Class E-2 Common Stock shall automatically be deemed to represent one share of Class A Common Stock, Class B Common Stock, Class E-1 Common Stock, or Class E-2 Common Stock, as the case may be (the “Reverse Stock Split”).

(3)           No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split and each holder of shares shall be entitled to receive an amount equal to the fair value of any fractional interests with respect to the shares of Common Stock.

II.            Class A Common Stock, Class B Common Stock, Class E-I and Class E-2 Common Stock.

A.            General.  The designations, preferences, limitations and relative rights of the Class A Common Stock and the Class B Common Stock, the Class E-1 Common Stock and the Class E-2 Common Stock shall be in all respect identical, except as stated in this Certificate of Incorporation or as otherwise required by law.

B.            Voting Rights

(1)           At each meeting of stockholders of the Corporation and upon each proposal presented at such meeting, every holder of Class A Common Stock, Class B-1 Common Stock and Class E-2 Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock, Class E-1 Common Stock and Class E-2 Common Stock standing in his or her name on the stock transfer records of the Corporation and every holder of Class B Commas Stock shall be entitled to six votes in person or by proxy for each shares of Class B Common Stock standing in his or her name on the stock transfer records of the Corporation.

(2)           Except is provided in this Paragraph (B) or Paragraphs (G) and (H) of this Section II or as may be otherwise required by law, the holders of Class A Common Stock, Class B Common Stock and Class E-1 and E-2 Common Stock shall vote together as a single class with respect to alt matters.

(3)           Except as may be otherwise required by law or stated in any Preferred Stock Designation (as defined in Section III of this Article Fourth), the holders of Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock being entitled to vote as provided in this Paragraph (B) Of this Section II.

C.            Dividends and Distributions.  Except as provided in paragraph H, and subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock shall be entitled to receive such dividends and other distributions in cash, in property or in shares of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that no cash, property or share dividend or distribution may be declared or paid on the outstanding shares of either the Class A Common Stock, the Class B Common Stock; the Class E-1 Common Stock or the Class E-2 Common Stock, unless an identical per share dividend or distribution is simultaneously declared and paid on the outstanding shares of the other such class of stock; provided, further, however, that a dividend of shares may be declared and paid in Class A Common Stock to holders of Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock if the number of shares paid per share to holders of Class A Common Stock, to holders of Class B Common Stock, to holders of Class E-1 Common Stock and to holders of Class E-2 Common Stock shall be the same. If the Corporation shall in any manner subdivide, combine or reclassify the outstanding shares of Class A Common Stock, Class B Common Stock, Class E-1 Common Stock or Class E-2 Common. Stock, the outstanding shares of the other such class shall be subdivided, combined or reclassified proportionally in the same manner and on the same basis as the outstanding shares of Class A Common Stock, Class B Common Stock, Class E-1 Common Stock or Class E-2 Common Stock, as the Case may be, have been subdivided, combined or reclassified. A dividend in shares of Class A Common Stock may be paid to the holders of shares of any other class of the Corporation.

D.            Common Stock Subject to Priorities of Preferred Stock.  The Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock are subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as may be stated in this Certificate of Incorporation and in any Preferred Stock Designation.

E.             Liquidation Rights.  Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders, if any, of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata on a share for share basis to the holders of the Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock, to the exclusion of the holders of the Preferred Stock.

F.             No Conversion of Class A Common Stock.  The shares of Class A Common Stock are not convertible into or exchangeable for shares of Class B Common Stock or any other shares or securities of the Corporation.

G.            Conversion of Class Common Stock.

(1)           Optional Conversion.  Each record holder of Class B Common Stock is entitled, at any time or from time to time, to convert any or all of the shares of such holder’s Class B Common Stock into shares of Class A Common Stock at the ratio of one share of Class A Common Stock for each share of Class B Common Stock.

(2)           Optional Conversion Procedures.

(a)           Each conversion of shares pursuant to Paragraph (G)(1) of this Section II hereof shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder staring the number of shares that such holder desires to convert. Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered, and at such time, the rights of any such holder with respect to the converted shares of such holder will cease and the person or persons in whose name or names the certificate or certificates for shares are to be issued upon such conversion will be deemed to have become the holder or holders of record of such shares represented thereby.

(b)           Promptly after such surrender, the Corporation. will issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates for the Class A Common Stock issuable upon such conversion and a conversion and a certificate representing any Class B Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion, but which was not converted.

(3)           Automatic Conversion.  Each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon the sale or any other transfer thereof (including. without limitation, conveyance into a trust and transfer by the operation of any will or the laws of descent and distribution), except upon a sale or any other transfer to a person who immediately prior to such sale or trust is a holder of a share or shares of Class B Common Stock.

(4)           Issuance Costs.  The issuance of certificates upon conversion of shares pursuant hereto will be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer tax) in respect thereof or other costs incurred by the Corporation in connection therewith.

(5)           Reservation of Shares.  Solely for the purpose of issuance upon conversion of such shares as herein provided, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares of Class A Common Stock as are then issuable upon the conversion of all outstanding shares of Class B Common Stock.

H.            Class E Common Stock

(1)           In General.  The Class E-1 Common Stock and Class E-2 Common Stock (collectively, “Class E Common Stock”) shall have all of the same rights as the Class A Common Stock and Class B Common Stock, except as specifically provided herein. On liquidation of the Corporation, each outstanding share of Class E Common Stock shall have the same rights as a share of Class A Common Stock.  Whenever any Class E Common Stock is outstanding, any other corporate action, including but not limited to any declaration of dividends (whether in cash, property or securities), distribution, repurchase, split or split, reorganization, recapitalization, merger or consolidation, shall also affect equally all shares of Class A Common Stock, Class B Common Stock and Class E Common Stock, except that any transaction that results or would result in the holders of Class E Common Stock holding cash, new securities or other property (referred to herein as the “Class E Distribution Proceeds”) shall be effected in such a fashion that the cash, new securities or other property issuable with respect to each share of Class E Common Stock shall be held in trust by the Corporation or by such other person as it may appoint. Such trust shall terminate at the Determination Date (as defined below). During the period prior to the Determination Date, the Class E Common Stock itself (in addition to the Class E Distribution Proceeds) shall remain subject to the Escrow Conditions (as defined below), so the disposition of the Class E Common Stock and corresponding Class E Distribution Proceeds shall be subject to the same Escrow Conditions. Any earnings of the cash, new securities or other property held in such trust shall be added to the corpus thereof, all of which shall be distributed promptly after the Determination Date, to the holders of Class E Common Stock as of the Determination Date, in proportion to their holdings of Class E Common Stock, except that if none of the Escrow Conditions (as defined below) shall have bon satisfied on or before the Determination Date, then such corpus shall revert to the Corporation.

(2)           Determination Date.  The Determination Date shall be the earlier to occur of (i) the date any of the Escrow Conditions are satisfied, or (ii) March 31, 1999.

(3)           E-1 Escrow Conditions.

The Escrow Conditions for the Class E-1 Common Stock shall be

(a)           that the Corporation’s “Income” (as defined below) shall have equaled or exceeded $4,400,000 (adjusted as set forth below) for the fiscal year ending July 31, 1996,

(b)           that the Corporation’s Income shall have equaled or exceeded $6.600,000 (adjusted as set forth below) for the fiscal year ending July 31, 1997,

(c)           that the Corporation’s Income shall have equaled or exceeded $8.800,000 (adjusted as set forth below) for the fiscal year ending July 31. 1998,

(d)           that the “Market Price” (as defined below) of the Class A Common Stock, when averaged over any 30 consecutive trading days all of which are less than 18 month after the “Effective Date” (as defined below), shall have equaled or exceeded $12.50 per share, or

(e)           that the Market Price of the Class A Common Stock, when averaged over any 30 consecutive trading days all of which are more than 18 and less than 36 months after the Effective Dare, shall have equaled or exceeded $16.50 per share.

(4)           E-2 Escrow Conditions.

The Escrow Conditions for the Class E-2 Common Stock shall be

(a)           that the Corporation’s Income shall have equaled or exceeded $5,400,00 (adjusted as set forth below) for the fiscal year ending July 31, 1996,

(b)           that the Corporation’s Income shall have equaled or exceeded $8,100,000 (adjusted as set forth below) for the fiscal year ending July 31, 1997,

(c)           that the Corporation’s Income shall have equaled or exceeded $10,800.000 (adjusted as set forth below) for the fiscal year ending July 31, 1998,

(d)           that the Market Price of the Class A Common Stock, when averaged over any 30 consecutive trading days all of which are less than 18 months after the Effective Date shall have equaled or exceeded $18.00 per share, or

(e)           that the Market Price of the Class A Common Stock, when averaged over any 30 consecutive days all of which are more than 18 and less than 36 months after the Effective Date, shall have equaled or exceeded $22.00 per share.

(5)           Definitions.

(a)           “Income” shall mean the Corporation’s net income before provision for income taxes, but exclusive of any other earnings that arc classified as an extraordinary item, and exclusive of any charges to income that may result from the release of any securities of the Corporation from an escrow and the Conversion of the Class E Common Stock into Class A Common Stock, as stated in the Corporation’s financial statements for such fiscal year upon which independent auditors have gives a report. For purposes of determining whether the above criteria are met at any Determination Date, the Income amounts set forth above shall be increased at any Determination Date by multiplying such Income amounts by a fraction, the numerator of which is the average weighted number of shares of Common Stock outstanding over the fiscal year for which the Escrow Condition is satisfied (including Class A and Class E Common Stock, and treating as outstanding common stock of any class issuable upon conversion of securities that are outstanding at the Determination Date and which are convertible into common stock without the payment of additional consideration (“Conversion Shares”)) and the denominator of which is the sum of (i) the number of shares of Common Stock (Class A, Class E and Conversion Shares) which are outstanding (or, with respect to the Conversion Shares, treated as outstanding as set forth above) at the Effective Date, plus (ii) the number of shares of Common Stock sold under the “Registration Statement,” as defined below.

(b)           The “Registration Statement” shall mean that certain registration statement filed by the Corporation under the Securities Act of 1933, as amended, which is the first registration statement so filed by the Corporation with the United States Securities and Exchange Commission.

(c)           The “Effective Date” shall mean the date on which the Registration Statement became effective within the meaning of Section 8 of the Securities Act of 1933, as amended.

(d)           “Market price” shall mean, in order of preferences, (i) the last reported sales price on a consolidated transaction reporting system, if the Class A Common Stock is listed on a national securities exchange or is listed on the NASDAQ National Market, (ii) the high closing bid price if such stock is otherwise quoted on the NASDAQ Stock Market, or (iii) otherwise, a bid price for such stock determined by such means as the Corporation’s Board of Directors finds to be reasonable.

(6)           Conversion.

(a)           If on the Determination Date, any of the Escrow Conditions shall have been satisfied, than each share of Class E Common Stock shall be converted into one share of Class A Common Stock, and if on the Determination Date none of the Escrow Conditions shall have been satisfied, then the Class E Common Stock remaining in escrow shall be redeemed by the Corporation at a price per share of $.0001 and canceled without further obligation to the holder thereof. From and after the Determination Date, the rights of the holders of Class E Common Stock shall be limited to the following: (i) in the event that any of the Escrow Conditions were satisfied at the Determination Date, the right to receive a certificate representing the number of shares of Class A Common Stock into which such Class E Common Stock was converted, and otherwise to the rights of a holder of such shares of Class A Common Stock; or (ii) is the event that none of the Escrow Conditions were satisfied at the Determination Date, no further right with respect to the Class E Common Stock, which is thereby canceled, or with respect to any other property or securities previously issued with respect thereto.

(b)           Solely for the purpose of issuance upon conversion of the Class E Common Stock as herein provided, the Corporation shall, at all times, reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares of Class A Common Stock as are then issuable upon the conversion of all outstanding shares of Class E Common Stock.

(7)           No Transfer.  No person holding shares of Class E Common Stock of record may transfer such shares, except by testamentary disposition or by operation of law, and any purported transfer other than as permitted by the preceding clause shall be ineffective, null and void.

(8)           Registration.  Shares of Class E Common Stock shall be registered in the names of the beneficial owners thereof and not in “street” or “nominee” name. For this purpose, a “beneficial owner” of any shares of Class E Common Stock shall mean a person who, or any entity which, possesses the power, either singly or jointly, to direct the voting or disposition of such shares. The Corporation shall note on the certificates for shares of Class E Common Stock the restrictions on transfer and registration.

III.           Preferred Stock.  The Board of Directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series designated by the Board of Directors pursuant to this Section III.

A.            Series of Preferred Stock

i.              Designation of Series of Preferred Stock.  The Board of Directors is hereby expressly authorized, by resolution or resolution thereof, to provide for, designate and issue, out of the 5,000,000 authorized but undersigned and unissued shares of Preferred Stock, one or more series of Preferred Stock, subject to the terms and conditions set forth herein.  Before any shares of any such series are issued, the Board of Directors shall fix, and here is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:

(i)            the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

(ii)           whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which my be full or limited;

(iii)          the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock or any other class or any other series of this class;

(iv)          whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

(v)           the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(vi)          whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(vii)         whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any series of this claim or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions or exchanges;

(viii)        the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

(ix)           the conditions or restrictions, if any, to be effective while any shares of such series are outstanding upon the creation of indebtedness of the Corporation upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(x)            any other powers, designations, preferences and relative, participating, optimal or other special rights, and any qualifications, limitations or restrictions thereof.

The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  The Board of Directors is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of Preferred Stock designated as any one or more series of Preferred Stock pursuant to this Paragraph (a)(1).

*              *              *

SIXTH:   The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

(1)           The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2)           The Board of Directors shall have power without the assent or vote of the stockholders:

(a)           To make, alter, amend, change, add to or repeal the By-Laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b)           To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the corporation (other than the stock lodger) or any of them, shall be open to the inspection of the stockholders.

(3)           The directors in their discretion may submit any contract or act for approval or ratification at any meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4)           In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the unites of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such bylaw had nor been made.

SEVENTH:             No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the corporation or its stockholders. (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provisions to eliminate the liability of the corporation’s directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time each person that such Section grant the corporation power to indemnify.

EIGHTH:                Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of than and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also an this corporation.

NINTH:                  The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

*              *              *

RELEVANT PORTIONS

OF

AMENDED AND RESTATED BY-LAWS

OF

EASYLINK SERVICES INTERNATIONAL CORPORATION

*                  *                  *

ARTICLE I

Stockholders

SECTION 1. Place of Meetings.  Meetings of stockholders shall be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors.

SECTION 2. Annual Meeting.  Annual meetings of stockholders shall be held, from time to time, at such time fixed by the directors. If such day is a legal holiday, then the meeting shall be held on the next following business day. At each annual meeting, the stockholders shall elect by a plurality vote the directors and shall transact such other business as may be properly brought before the meeting.

SECTION 3. Matters to be Considered at Annual Meetings. At any annual meeting of stockholders or any special meeting in lieu of annual meeting of stockholders (the “Annual Meeting”), only such business shall be conducted, and only such proposals shall be acted upon as shall have been properly brought before such Annual Meeting. To be considered as properly brought before an Annual Meeting, business must be: (a) specified in the notice of meeting, (b) otherwise properly brought before the meeting by, or at the direction of, the Board of Directors, or (c) otherwise properly brought before the meeting by any holder of record (both as of the time notice of such proposal is given by the stock-holder as set forth below and as of the record date for the Annual Meeting in question) of any shares of capital stock of the corporation entitled to vote at such Annual Meeting on such business who complies with the requirements set forth in this Section 3. In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder of record of any shares of capital stock entitled to vote at such Annual Meeting, such stockholder shall: (i) give timely notice as required by this Section 3 to the Secretary of the corporation and (ii) be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely if delivered to, or mailed to and received by, the corporation at its principal executive office not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting (the “Anniversary Date”); provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, a stockholder’s notice shall be timely if delivered to, or mailed to and received by, the corporation at its principal executive office not later than the close of business on the later of (A) the 75th day prior to the scheduled date of such Annual Meeting, or (B) the 15th day following the day on which public announcement of the date of such Annual Meeting is first made by the corporation. For purposes of these By-Laws, “public announcement” shall mean: (i) disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, (ii) a report or other document filed publicly with the Securities and Exchange Commission (including, without limitation, a Form 8-K), or (iii) a letter or report sent to stockholders of record of the corporation at the close of business on the day of the mailing of such letter or report. A stockholder’s notice to the Secretary shall set forth as to each matter proposed to be brought before an Annual Meeting: (i) a brief description of the business the stockholder desires to bring before such Annual Meeting and the reasons for conducting such business at such Annual Meeting, (ii) the name and address, as they appear on the corporation’s stock transfer books, of the stockholder proposing such business, (iii) the class and number of shares of the corporation’s capital stock beneficially owned by the stockholder proposing such business, (iv) the names and addresses of the beneficial owners, if any, of any capital stock of the corporation registered in such stockholder’s name on such books and the class and number of shares of the corporation’s capital stock beneficially owned by such beneficial owners, (v) the names and addresses of other stockholders known by the stockholder proposing such business to support such proposal and the class and number of shares of the corporation’s capital stock beneficially owned by such other stockholders and (vi) any material interest of the stockholder proposing to bring such business before such meeting (or any other stockholders known to be supporting such proposal) in such proposal. If the Board of Directors or a designated committee thereof determines that any stockholder proposal was not made in a timely fashion in accordance with the provisions of this Section 3 or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3 in any material respect, such proposal shall not be presented for action at the Annual Meeting in question. If neither the Board of Directors nor such committee makes a determination as to the validity of any stockholder proposal in the manner set forth above, the presiding officer of the Annual Meeting shall determine whether the stockholder proposal was made in accordance with the terms of this Section 3. If the presiding officer determines that any stockholder proposal was not made in a timely fashion in accordance with the provisions of this Section 3 or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3 in any material respect, such proposal shall not be presented for action at the Annual Meeting in question. If the Board of Directors, a designated committee thereof or the presiding officer determines that a stockholder proposal was made in accordance with the requirements of this Section 3, the presiding officer shall so declare at the Annual Meeting and ballots shall be provided for use at the meeting with respect to such proposal. Notwithstanding the foregoing provisions of these By-Laws, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder with respect to the matters set forth in these By-Laws, and nothing in these By-Laws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement, or the corporation’s right to refuse inclusion thereof, pursuant to Rule 14a-8 under the Exchange Act.

SECTION 4. Special Meetings. Special meetings of the stockholders may be called by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the corporation.

SECTION 5. Notice of Meetings. Written notice of each meeting of the stockholders stating the place, date and hour of the meeting shall be given by or at the direction of the Board of Directors to each stockholder entitled to vote at the meeting at least ten, but not more than sixty, days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is called.

SECTION 6. Quorum; Adjournments of Meetings. The holders of a majority of the issued and outstanding shares of the capital stock of the corporation entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at such meeting; but, if there be less than a quorum, the holders of a majority of the stock so present or represented may adjourn the meeting to another time or place, from time to time, until a quorum shall be present, whereupon the meeting may be held, as adjourned, without further notice, except as required by law, and any business may be transacted at such meeting which might have been transacted at the meeting as originally called.

SECTION 7. Voting. At any meeting of the stockholders every registered owner of shares entitled to vote may vote in person or by proxy and, except as otherwise provided by statute, in the Amended and Restated Certificate of Incorporation, as amended, or these By-Laws, shall have one vote for each such share standing in the stockholder’s name on the books of the corporation. Except as otherwise required by statute, the Amended and Restated Certificate of Incorporation, as amended, or these By-Laws, all matters, other than the election of directors, brought before any meeting of the stockholders shall be decided by a vote of a majority in interest of the stockholders of the corporation present in person or by proxy at such meeting and voting thereon, a quorum being present.

SECTION 8. Inspectors of Election. The Board of Directors, or, if the Board shall not have made the appointment, the chairman presiding at any meeting of stockholders, shall have power to appoint one or more persons to act as inspectors of election at the meeting or any adjournment of such meeting, but no candidate for the office of director shall be appointed as an inspector at any meeting for the election of directors.

SECTION 9. Chairman of Meetings. The Chairman of the Board or, in the Chairman of the Board’s absence, the Chief Executive Officer, shall preside at all meetings of the stockholders. In the absence of both the Chairman of the Board and the Chief Executive Officer, a majority of the members of the Board of Directors present in person at such meeting may appoint any other officer or director to act as chairman of the meeting. Section 10. Secretary of Meetings. The Secretary of the corporation shall act as secretary of all meetings of the stockholders. In the absence of the Secretary, the chairman of the meeting shall appoint any other person to act as secretary of the meeting.

*                  *                  *

ARTICLE IV

Capital Stock

SECTION 1. Certificates of Stock. Certificates for stock of the corporation shall be in such form as the Board of Directors may from time to time prescribe and shall be signed by the Chairman of the Board or a Vice Chairman of the Board or the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary.

SECTION 2. Transfer of Stock. Shares of capital stock of the corporation shall be transferable on the books of the corporation only by the holder of record thereof, in person or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, with an assignment or power of transfer endorsed thereon or delivered therewith, duly executed, and with such proof of the authenticity of the signature and of authority to transfer, and of payment of transfer taxes, as the corporation or its agents may require.

SECTION 3. Ownership of Stock. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the owner thereof in fact and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

*                  *                  *

ARTICLE VI

Amendment

The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the By-Laws of the corporation subject to the power of the stockholders to alter or repeal the By-Laws made or altered by the Board of Directors.

ARTICLE VII

Indemnification

The corporation shall indemnify to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time (the “DGCL”), each person that such Sections grant the corporation power to indemnify.

ARTICLE VIII

Liability of Directors

No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provisions to eliminate the liability of the corporation’s directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL.

*                  *                  *